Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Reports Financial Results for Second Quarter and First Half of 2006

- Revenues for first half of 2006 of $15.5 million vs. $8.2 million for first half of 2005 -

- Conference call with senior management scheduled for 8:30 AM ET today -

Waltham, Mass., August 8, 2006 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today reported financial results for the second quarter and first six months of 2006. The Company recorded total revenue of $4.6 million in the second quarter of 2006 and $15.5 million in the first half of 2006. This compares to $4.2 million in the second quarter of 2005 and $8.2 million in the first half of 2005.

For the quarter ended June 30, 2006, Oscient reported total revenue of $4.6 million, including $2.6 million in sales of the Company’s lead product, FACTIVE® (gemifloxacin mesylate) tablets and $1.9 million in revenue from the Company’s co-promotion agreement with Auxilium Pharmaceuticals for TESTIM® 1% testosterone gel. This compares to $3.8 million in FACTIVE sales and $0.4 million in TESTIM revenue for the second quarter of 2005.

Oscient announced on July 24, 2006 that it entered into an agreement to acquire U.S. rights to the cardiovascular product ANTARA® 130 mg (fenofibrate) capsules from Reliant Pharmaceuticals, Inc. ANTARA revenues were approximately $35 million during the 12 months ended June 2006.

“Our revenue results for the first and second quarter of this year illustrate the seasonality of FACTIVE. Product revenues grew 54% in the first half of 2006 compared to the first six months of 2005, in what was, in retrospect, a mild respiratory tract infection season,” stated Steven M. Rauscher, President and CEO. “As we noted in our first quarter results, wholesaler inventory levels had risen as the season came to a close. During the second quarter, wholesaler inventories were reduced by more than 40 percent, resulting in lower shipment levels for the quarter. Today we estimate that inventory at wholesalers has returned to the four week level. One of the benefits that ANTARA is expected to provide as a chronic care, non-seasonal product is reduced fluctuations in our revenues.”

For the second quarter ended June 30, 2006, the Company reported a net loss of ($23,026,000), or ($0.25) per basic and diluted share, which included $2.2 million in non-cash charges. This compares to a net loss of ($21,743,000), or ($0.28) per basic and diluted share, for the second quarter of 2005 which included $1.2 million in non-cash charges and $2 million in other income. Cash used in operations during the quarter ended June 30, 2006 was $17.1 million. The Company’s total cash, restricted cash and investments balance at June 30, 2006 was approximately $80.7 million.

Research and development expenses for the second quarter of 2006 were $3.2 million, primarily reflecting investment in the ongoing FACTIVE Phase IV post-marketing trial. Comparatively, research and development expenses for the second quarter of 2005 were $4.2 million, which included investment in the 510-patient Phase III trial of FACTIVE for the five-day treatment of community-acquired pneumonia (CAP) and the Phase IV study. Selling, marketing, general and administrative expenses were $21.0 million in the second quarter of 2006, reflecting

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expenses related to the commercialization of FACTIVE and TESTIM, and include approximately $0.9 million in non-cash stock based compensation. This compares with $20.3 million in selling, marketing, general and administrative expenses in the second quarter of 2005.

“During the second quarter, our market share among FACTIVE prescribers remained steady compared to other seasonal fluoroquinolone brands, while prescription levels decreased as the summer months approached,” Mr. Rauscher added. “Year to date, FACTIVE prescriptions have grown by 86% over the first half of last year, inclusive of prescriptions generated by sample cards.”

For the six months ended June 30, 2006, Oscient recorded total revenue of $15.5 million, including $11.9 million in FACTIVE revenue and $3.4 million in TESTIM revenue. For the first half of 2005, the Company recorded $7.7 million in FACTIVE revenue and $0.4 million in TESTIM revenue. For the six months ended June 30, 2006, the Company reported a net loss of ($43,130,000) or ($0.50) per basic and diluted share. This compares to a net loss of ($49,580,000) or ($0.65) per basic and diluted share for the first half of 2005. Included in the 2006 and 2005 first half results are approximately $4.5 million and $3.4 million, respectively, in non-cash charges primarily related to amortization of intangibles and stock-based compensation expenses.

FACTIVE Highlights

•	Prescription Growth: During the second quarter, approximately 67,500 prescriptions for FACTIVE were written, representing a nearly 50% increase over the 45,500 prescriptions written in the second quarter of 2005. During the first half of 2006, more than 191,000 prescriptions for FACTIVE were written, compared to 102,600 prescriptions in the first half of 2005. Since launch, approximately 423,500 scripts have been written through July 21, 2006.

•	Physician Acceptance: At the end of the second quarter, over 24,000 physicians had prescribed FACTIVE since launch, nearly double the 12,700 prescribing physicians at the end of the second quarter of 2005.

•	Market Share: Comparing prescribing patterns of physicians who have written a prescription for FACTIVE since launch, using the most recent available data, FACTIVE attained approximately a 9.5% share of prescriptions among fluoroquinolones used for respiratory tract infections. Among all prescriptions for fluoroquinolones used to treat respiratory tract infections, FACTIVE obtained nearly a 3% market share.

•	Five-Day Claim for CAP: The Food and Drug Administration (FDA) has established September 21, 2006 as the PDUFA date for the Company’s supplemental New Drug Application (sNDA) filing for the five-day treatment of CAP patients with FACTIVE. During 2005, the Company completed a successful Phase III trial of FACTIVE for the five-day treatment of mild to moderate CAP.

•	Acute Bacterial Sinusitis (ABS): The FDA informed the Company that the Anti-Infective Drugs Advisory Committee will review the sNDA for FACTIVE for the treatment of ABS on September 12, 2006. The ABS sNDA seeks approval for the treatment of this infection with FACTIVE in a five-day treatment regimen. A PDUFA date has been set by the FDA for December 15, 2006.

•	Mexico: On August 1, 2006 the Company announced that Pfizer, S.A. de C.V. (Pfizer Mexico) had received marketing approval for FACTIVE-5 from the Ministry of Health in Mexico for the five-day treatment of AECB, CAP and ABS. Pfizer Mexico, the largest pharmaceutical company in Mexico, sublicensed the rights to develop and commercialize FACTIVE in that country in February 2006. Revenues for the second quarter of 2006 include $250,000 in sales of bulk drug to Pfizer Mexico for manufacturing validation.

TESTIM Market Performance

•	Co-Promotion: Prescriptions for TESTIM during the second quarter of 2006 totaled over 75,700 as reported by Wolters Kluwer Health (formerly NDC Health), a 10% increase over the 68,700 prescriptions written in the first quarter of 2006.

•	Market Share: TESTIM market share continued to grow in recent months among primary care physicians, capturing approximately 16.5% of the testosterone replacement gel market for June 2006, up from approximately 11% market share in April 2005, prior to the start of the co-promotion agreement.

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August 8, 2006

Ramoplanin Development

•	Clinical overview: During the second quarter, the Company completed the asset and technology transfer from Pfizer, initiated production of clinical trial materials, and commenced site identification and qualification activities for the Phase III program. With the financial investment required for the pending ANTARA acquisition, and interest from pharmaceutical companies in novel treatments for Clostridium difficile-associated disease, the Company has been exploring partnering opportunities for Ramoplanin, in part, to ameliorate the financial impact of the Phase III program. Although Oscient is in position to begin the Phase III program in the third quarter, the Company has made the decision not to commence significant investment in this program while these partnering discussions are being evaluated.

“Given the ANTARA acquisition and the upcoming third winter season for FACTIVE, we have decided to focus our current energies and investment on building our commercially-based primary care business,” Mr. Rauscher added. “Ramoplanin is an important opportunity and a valuable asset, and we are exploring partnerships that will bring this important new therapeutic to the market while retaining significant value for Oscient shareholders.”

ANTARA® 130 mg (fenofibrate) capsules

On July 24, 2006, Oscient announced an agreement to acquire U.S. rights to the cardiovascular product ANTARA 130 mg from Reliant Pharmaceuticals. ANTARA is indicated as an adjunct treatment for hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet and is part of the $1 billion fenofibrate market. Under the terms of the agreement, Oscient will make a payment of $78 million to Reliant for U.S. rights to ANTARA, plus a purchase of approximately $4 million in existing inventory.

Oscient Pharmaceuticals also has entered into an agreement with Paul Capital Partners’ Paul Royalty Fund II, LP (Paul Royalty) a leading, international healthcare investment fund, to provide $70 million of financing for this product acquisition: $40 million in a revenue interest that will entitle Paul Royalty to receive a royalty on the net sales of both ANTARA and FACTIVE; $20 million in debt due in 2010; and a $10 million equity investment at $0.90 per share. Paul Royalty will also receive a warrant to purchase approximately 2.3 million shares of Oscient common stock at $0.868 per share. The Paul Royalty financing is also subject to a number of closing conditions. Oscient will finance the remainder of the transaction utilizing its own resources.

The transaction is subject to a number of closing conditions, including the expiration or termination of the Hart-Scott-Rodino waiting period and securing consents from certain third parties. On August 7, 2006, Oscient received notification of the early termination of the Hart-Scott-Rodino waiting period. Assuming the remaining closing conditions are satisfied, Oscient expects the transaction to close in late August 2006 and expects its sales force to begin commercializing ANTARA shortly thereafter.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a biopharmaceutical company committed to the clinical development and commercialization of novel therapeutics to address unmet medical needs. The Company is marketing FACTIVE® (gemifloxacin mesylate) tablets, approved by the FDA for the treatment of acute bacterial exacerbations of chronic bronchitis (AEBC) and mild to moderate community-acquired pneumonia. In addition to the oral tablet form, Oscient is developing an investigational FACTIVE intravenous formulation for use in hospitalized patients. The Company is also promoting Auxilium Pharmaceuticals’ TESTIM® 1% testosterone gel to primary care physicians in the U.S. Oscient has a novel antibiotic candidate, Ramoplanin, in advanced clinical development for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of FACTIVE, please see the prescribing information available at www.factive.com. For important information regarding the safety and use of TESTIM, please see the prescribing information available at www.testim.com.

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Forward-Looking Statement

This news release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding estimates of current wholesale inventory levels of FACTIVE, the importance and value of Ramoplanin, the expected reduction in the fluctuation of the Company’s revenue as a result of the acquisition of ANTARA, the anticipated closing of the ANTARA acquisition, the associated Paul Royalty financing, and the expected commercialization of ANTARA by the Company’s sales force. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. For example, there is no assurance that the conditions to the closing of the ANTARA acquisition or the Paul Royalty financing will be satisfied or that we will be able to close either the acquisition or the associated financing. In particular, the conditions to closing the ANTARA acquisition include receipt by Reliant of consents of certain third parties, one of which is a pharmaceutical company. In addition, the closing of the Paul Royalty financing is not a condition to our obligations to close under our agreement with Reliant. As a result, although we have entered into a definitive agreement with Paul Royalty regarding the funding, if for some reason we do not close the Paul Royalty financing, we may not have sufficient resources to fund the ANTARA acquisition. Other risks include, but are not limited to (i) our ability to successfully commercialize and market ANTARA or FACTIVE or to promote TESTIM due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (ii) our ability to integrate ANTARA into our business; (iii) whether we will be able to expand the indications for which FACTIVE is approved; (iv) the delay or inability to find sublicensing partners for FACTIVE or to negotiate favorable licensing terms; (v) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidate; and (vi) delays by the FDA. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2006 and in other filings that we may make with the Securities and Exchange Commission from time to time.

Conference Call & Webcast Information

Slides accompanying today’s call are available in the Investor Relations section of the Company’s website.

A conference call will be held today at 8:30 AM ET with Steven Rauscher, President and CEO and other members of the management team. Participants can access the call by dialing 1-888-634-4009. International participants are asked to dial 1-706-634-2285. The call will also be available via webcast on the Company’s website at www.oscient.com. A replay will be available two hours after the conclusion of the call until August 15, 2006. Domestic participants can access the replay by dialing 1-800-642-1687, while international participants are asked to dial 1-706-645-9291. The conference ID number for the replay is 3477511. A replay of the webcast will also be available on the Company’s website.

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Q206 Results

August 8, 2006

OSCIENT PHARMACEUTICALS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Revenues:
Product revenue, net	$2,622	$3,805	$11,868	$7,717
Co-promotion revenue	1,871	370	3,416	370
Other revenue	60	61	242	95

Total revenues	4,553	4,236	15,526	8,182

Costs and expenses[1]:
Cost of product revenue	2,485	2,308	5,235	4,374
Research and development	3,205	4,192	6,134	10,196
Selling and marketing	17,237	17,709	37,682	37,817
General and administrative	3,763	2,597	7,402	7,626

Total costs and expenses	26,690	26,806	56,453	60,013

Loss from operations	(22,137)	(22,570)	(40,927)	(51,831)

Other income (expense):
Interest income	901	881	1,597	1,751
Interest expense	(2,072)	(2,097)	(4,082)	(4,141)
Gain on sale of fixed assets	1	5	2	43
Other income	281	2,024	280	4,563

Net other income (expense)	(889)	813	(2,203)	2,216

Net loss before discontinued operations	(23,026)	(21,757)	(43,130)	(49,615)
Income from discontinued operations	—	14	—	35

Net loss:	$(23,026)	$(21,743)	$(43,130)	$(49,580)

Basic/diluted net loss per common share	$(0.25)	$(0.28)	$(0.50)	$(0.65)
Basic/diluted weighted average common shares outstanding	93,786,968	76,347,529	85,744,831	76,127,901

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands) (unaudited)

	June 30, 2006	December 31, 2005
Cash, cash equivalents, marketable securities and restricted cash	$80,691	$80,044
Total assets	233,227	241,095
Long-term liabilities	190,238	191,289
Shareholders’ equity	21,134	28,101

1 The 2006 results reflect $992,000 and $2,090,000 related to stock-based compensation associated with the adoption of FASB Statement No. 123(R) for the three and six month periods ended June 30, 2006, respectively; The 2005 results reflect $45,000 and $994,000 for the three and six month period ended June 30, 2005, respectively, which was related to stock-based compensation associated with the assumptions of stock options in connection with the merger completed with Genesoft Pharmaceuticals in 2004.